Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about May 12, 2008 of our report dated April 11, 2008 relating to the financial statements of Bricoleur Capital Management LLC as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which appear in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Squar, Milner, Peterson, Miranda & Williamson, LLP
Newport Beach, California
May 12, 2008